Exhibit 3.8
Articles of Incorporation of
TARV, INC.
I.
The name of this corporation is TARV, INC.
II.
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III.
The name and address in the State of California of this corporation’s initial agent for service of process is:
GERALD GRANOF, ESQ.
c/o TYRE KAMINS KATZ & GRANOF
1800 Century Park East, # 1000
Los Angeles, California 90067
IV.
This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authored to issue is 75,000 Shares.
DATED: November 24, 1986
/s/ Gerald Granof
Gerald Granof
I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.
/s/ Gerald Granof
Gerald Granof